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EXHIBIT 99.2   DRAFT GIFT INSTRUMENT TO FIRST FEDERAL OF WARREN COMMUNITY
               FOUNDATION
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                                                                    EXHIBIT 99.2

                                GIFT INSTRUMENT
                            CHARITABLE GIFT TO THE
                 FIRST FEDERAL OF WARREN COMMUNITY FOUNDATION

     First Place Financial Corp., Warren, Ohio (the "Company"), desires to make a gift of its common stock, par value $.01 per share to the First Federal of Warren Community Foundation (the "Foundation"), a nonprofit corporation organized under the laws of the State of Delaware. The purpose of the donation is to establish a bond between the Company and the community in which it and its affiliates operate to enable the community to share in the potential growth and success of the Company and its affiliates over the long term. To that end, the Company now gives, transfers, and delivers to the Foundation ________________________ shares of its common stock, par value $.01 per share, for total consideration of $__________ (which shall be equal to the aggregate par value of such shares), subject to the following conditions:

     1. The Foundation will use the donation solely for charitable purposes, including community development, in the communities in which the Company and its affiliates operate in accordance with the provisions of the Foundation's Certificate of Incorporation.

     2. Consistent with the Company's intent to form a long-term bond between the Company and the community, the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the market value of the assets held by the Foundation, except that this restriction will not prohibit the board of directors of the Foundation from selling a greater amount of Common Stock in any one year if the board of directors of the Foundation determines that the failure to sell a greater amount of the Common Stock held by the Foundation would: (a) result in a long-term reduction of the value of the Foundation's assets relative to their then current value that would jeopardize the Foundation's capacity to carry out its charitable purposes; or (b) otherwise jeopardize the Foundation's tax-exempt status.

     3. The Common Stock contributed to the Foundation by the Company shall, for so long as such shares are held by the Foundation, be considered by the Company to be voted in the same ratio as all other shares of Common Stock of the Company which are voted on each and every proposal considered by stockholders of the Company, provided, however, that if this Condition No. 3 is waived by the Office of Thrift Supervision pursuant to Office of Thrift Supervision Order No. ______, dated ___________, 1998 (a copy of which is attached hereto), then this Condition No. 3 shall become void and of no effect.

     4. The Certificate of Incorporation and Bylaws of the Foundation shall provide that, for a period of five (5) years from the date of conversion from the mutual to stock form of organization of First Federal Savings and Loan Association of Warren (the "Association"), one (1) director must be an individual who is not an officer and/or director of the Company or the Association and who is a civic or community leader within Trumbull or Mahoning Counties, Ohio or their contiguous localities and is not an associate of any officer or director of the Company or its affiliates or subsidiaries. For purposes of this paragraph, the term "associate"

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when used to indicate a relationship with any person means any relative or spouse of such person, or any relative of such spouse who is a director or officer of the Company or the Association, or any of its parents or subsidiaries.

     5. The Certificate of Incorporation and Bylaws of the Foundation shall provide that, for a period of five (5) years from the date of conversion from the mutual to stock form of organization of the Association, one (1) director must be an individual who is a member of the Board of Directors of the Association.

Dated:_________, 1998               FIRST PLACE FINANCIAL CORP.

                                    By: _______________________
                                        Steven R. Lewis
                                        President and
                                        Chief Executive Officer

Accepted and Agreed:

First Federal of Warren Community Foundation


By: _____________________________________
    Steven R. Lewis
    President and Chief Executive Officer